Exhibit 4.5

EXECUTION COPY

ASSET PURCHASE AGREEMENT

By and among:

Intelli-Site Inc.,

Integrated Security Systems, Inc.,

VUANCE, Inc.

And

VUANCE, Ltd.

Dated as of March 6, 2009

1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of March 6, 2009, by and among Intelli-Site Inc., a Texas corporation (the “Seller”), Integrated Security Systems, Inc., a Delaware corporation and the holder of all the issued and outstanding stock of the Seller (the “Stockholder”), VUANCE Ltd., an Israeli company (“VUANCE”), and VUANCE, Inc., a Delaware corporation and subsidiary of VUANCE (the “Purchaser”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the Seller is engaged in the business of developing, manufacturing and marketing software relating to integrated security building management and providing customer support and training relating to such products (collectively, the “Business”);

WHEREAS, the Purchaser wishes to purchase or acquire from the Seller, and the Seller wishes to sell, assign and transfer to the Purchaser substantially all the assets of the Business, for the purchase price and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Stockholder owns all of the issued and outstanding shares of the capital stock of the Seller;

WHEREAS, the Seller’s board of directors and the Stockholder have approved and declared it to be advisable and in the best interest of the Seller to sell substantially all of the assets of the Seller used in or relating to the Business to the Purchaser upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the initial covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Agreement

1.	Sale of Assets; Related Transactions.

1.1          Sale of Assets.

(a)           Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser pursuant to a Bill of Sale (the “Bill of Sale”) in substantially the form of Exhibit B attached hereto, and the Purchaser agrees to purchase from the Seller, good and valid title to the Assets, free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement.  For purposes of this Agreement, “Assets” shall mean and include: (a) all of the properties, rights, interests and other tangible and intangible assets of the Seller relating to the Business (other than the Excluded Assets) that are described below (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with U.S. GAAP).  Without limiting the generality of the foregoing, the Assets shall include:

(i)            all United States and foreign patents, patent applications, trademarks (whether registered or unregistered), service marks, trade names, brand names, logos, copyrights and any applications therefore and any other proprietary rights, including, without limitation, software code, know-how, inventions, discoveries and improvements, test data, shop rights, processes, methods and formulae, trade secrets, product drawings, specifications, designs and other technical information, owned by or licensed to the Seller relating exclusively to the Business, including the Intellectual Property and Intellectual Property Rights identified on Schedule 1.1(a)(i) attached hereto, (collectively, the “Intellectual Property Assets”);

(ii)           all inventories of the Seller relating exclusively to the Business, including, without limitation, finished goods, work-in process, raw materials, supplies and other materials;

(iii)          all books and records relating to the Business (other than those required by law to be retained by the Seller, copies of which will be made available to the Purchaser) including, without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information which is stored electronically, the media on which the same is stored);

(iv)           all of the Seller’s rights and interests under the contracts pertaining to the Business (the “Contracts”) that are listed on Schedule 1.1(a)(iv) attached hereto, together with all of the Seller’s claims or rights of action now existing or hereinafter arising thereunder, including, without limitation, all rights and interests under purchase orders, license agreements, maintenance agreements and development agreements as listed on Schedule 1.1(a)(iv) attached hereto;

(v)            all equipment, furniture, and other items of tangible personal property owned by the Seller and exclusively used or held for use in, or for the benefit of, the Business, except to the extent otherwise specified on Schedule 1.1(a)(v) attached hereto (collectively, the “Equipment”);

(vi)           all of the Seller’s rights and interests under the personal property leases identified on Schedule 1.1(a)(vi);

(vii)          all franchises, approvals, permits, orders, certificates, variances and product licenses and license applications, permits and other Governmental Authorizations held by the Seller and used and/or related to the Business, including the Governmental Authorizations identified in Part 2.10 of the Disclosure Schedule (collectively, the “Licenses and Permits”);

(viii)        all claims relating to the Business (including (i) claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights relating to the Intellectual Property Assets and (ii) rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) and causes of action of the Seller against other Persons relating to the Business (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller relating to the Business (regardless of whether such rights are currently exercisable) together with any and all liens granted or otherwise available to the Seller as security for collection of any of the foregoing;

(ix)           except as set forth in Section 1.1(b)(iii), any and all Receivables;

(x)            all trucks, cars and other vehicles owned or held by the Seller at the Closing Date (as defined below) for use in conduct of the Business;

(xi)           the goodwill of the Seller relating to the Business together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Seller and the right to use any words indicating that the Business is so carried on;

(xii)         all prepaid expenses of the Seller;

(xiii)        all securities owned legally or beneficially by the Seller including, without limitation, capital stock and all other equity securities of the Seller;

(xiv)         Seller’s equity interest related to the joint venture established by that certain Operating Agreement of Surelock Seals, LLC dated as of June 30, 2007 (the “Joint Venture”), including any and all documents, books and records, contracts, intellectual property or other assets related to the Joint Venture, all as set forth on Schedule 1.1(a)(xiv).

(xv)          all of the Seller’s Information Systems and other Hardware, Software and Databases, including, without limitation, all rights under licenses and other agreements or instruments related thereto;

(xvi)         to extent transferable, all Approvals held or used by the Seller in connection with, or required for or useful for, the Business; and

(xvii)       all Working Capital of the Seller as of the Closing Date.

(b)                 Excluded Assets.  Notwithstanding the provisions of Section 1.1(a), the Assets shall not include the following items of the Seller which are not to be acquired by the Purchaser hereunder (the “Excluded Assets”):

(i)           the Seller’s cash on hand on the Closing Date, including all cash equivalents and deposits, all interest payable in connection with any such items and rights in and to bank accounts, marketable and other securities and similar investments of the Seller as of the Closing;

(ii)          the Equipment set forth on Schedule 1.1(a)(v); and

(iii)         the Seller’s Receivables set forth on Schedule 1.1(b)(iii), existing as the Closing Date that are at least 90 days in arrears.

1.2           Assumption of Liabilities.

(a)           Except as provided in the following paragraph (b), the Purchaser will assume at the Closing, and agrees to timely pay, all liabilities of the Seller of any nature whatsoever (fixed or contingent, known or unknown), including but not limited to (i) all of the Seller’s obligations under the Contracts that arise out of or relate to the period after the Closing Date, (ii) all warranty claims against the Seller for products manufactured prior to the Closing Date, (iii) all liabilities related to the Joint Venture as set forth in Schedule 1.2(a), and (iv) all nondelinquent earned but unpaid compensation of any kind payable after the Closing Date to any employees of the Seller that are subsequently hired by the Purchaser, including salaries, commission payments, and paid time off, as set forth on Schedule 1.2(a) (all such liabilities are referred to as the “Assumed Liabilities”). Notwithstanding the foregoing, there are no current material warranty claims, and, to the Seller’s Knowledge, any expected warranty claims against the Seller.

(b)           Notwithstanding the foregoing paragraph (a), the Seller shall remain responsible for the following (collectively, the “Retained Liabilities”), none of which shall be a part of the Assumed Liabilities:

(i)           all of the Seller’s accounts payable existing as of the Closing Date that are at least 90 days in arrears, as set forth on Schedule 1.2(b);

(ii)         any indebtedness of the Seller to any of the Seller’s Affiliates;

(iii)        any Liability of any Person other than the Seller;

(iv)         any Liability of the Seller arising out of or relating to the execution, delivery or performance of any of the Transactional Agreements;

(v)          any Liability of the Seller arising from or relating to any action taken by the Seller, or any failure on the part of the Seller to take any action, at any time after the Closing Date;

(vi)         any Liability of the Seller arising from or relating to any Proceeding against the Seller relating to any occurrence or event happening prior to the Closing;

(vii)        any Liability of the Seller for the payment of any Tax (except as set forth in Section 1.4);

(viii)      any Liability of the Seller to any employee or former employee of the Seller under or with respect to any Seller Employee Plan, profit sharing plan or dental plan or for severance pay not included in Schedule 1.2(a);

(ix)         any Liability of the Seller to any shareholder or any other Related Party;

(x)          any Liability under any Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Contract;

(xi)         any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller in any of the Transactional Agreements, or (y) any covenant or obligation of the Seller contained in any of the Transactional Agreements; and

(xii)       all real property leases of the Seller.

1.3           Purchase Price.  As consideration for the sale of the Assets to the Purchaser (the “Purchase Price”):

(a)           the Purchaser shall pay to the Seller, in cash, a total of Two Hundred Sixty-Two Thousand Dollars ($262,000.00) payable in twenty-five (25) consecutive, monthly installments.  The first twelve (12) monthly installments shall be equal to Eleven Thousand Dollars ($11,000.00) each and thereafter, the remaining thirteen (13) monthly installments shall be equal to Ten Thousand Dollars ($10,000) each (the “Cash Consideration”).  The first monthly installment shall commence on the Closing Date.  Notwithstanding the foregoing, in the event that (i) the actual Working Capital is less than $40,000, then the Cash Consideration shall be reduced by an amount equal to $40,000 less the actual Working Capital, or (ii) the actual Working Capital is more than $50,000, then the Cash Consideration shall be increased by an amount equal to the actual Working Capital less $50,000;

(i)            Within 60 days after the Closing Date, the Purchaser shall calculate (and deliver to the Seller) the actual Working Capital of the Seller that existed on the Closing Date.

(ii)           If within 60 days following delivery to the Seller of the calculation of the actual Working Capital the Seller has not provided to the Purchaser written notice objecting to the Purchaser’s calculation of the actual Working Capital (which notice shall state the basis of the Seller’s objection), then the Purchaser’s calculation shall be final.  If the Seller timely gives the Purchaser such notice of objection, and if the Seller and the Purchaser fail to resolve the issues outstanding with respect to the calculation of the actual Working Capital within 30 days of the Purchaser’s receipt of the Seller’s objection notice, then the Seller and the Purchaser shall submit the issues remaining in dispute to an independent public accounting firm to be mutually agreed upon, for calculation of the actual Working Capital, using the same accounting principles and practices referred to above.  The accounting firm’s determination shall be final and binding.  The parties shall cooperate with such accounting firm in making its determination, and shall supply such working papers and other documentation as may be reasonably required by such accounting firm.  The Seller and the Purchaser will each bear 50% of the fees and costs of the accounting firm for such determination.

(b)           the Purchaser will issue to the Stockholder as soon as practicable after the Closing, a number of ordinary shares of VUANCE (the “Consideration Shares”) equal to the quotient obtained by dividing (a) $250,000.00, by (b) the weighted average closing price of VUANCE’s ordinary shares for the fifteen (15) trading days preceding the Closing Date (the “Weighted Average”), provided that in no event shall the divisor be smaller than $1.25 or greater than $2.00.  As an example, and for avoidance of doubt, in the event that the Weighted Average is $0.75, the Stockholder shall receive Consideration Shares equal to the quotient obtained by dividing $250,000.00 by $1.25, equaling 200,000 shares;

(c)           the Purchaser will pay to the Stockholder, in royalty payments, an amount of up to Six Hundred Thousand Dollars ($600,000.00) in the aggregate (the “Royalty Payments”). The Royalty Payments shall be equal to six percent (6%) of the Net Revenues actually received by the Purchaser during the period commencing on the Closing Date and ending on the third (3rd) anniversary thereof (the “Royalty Period”).  Notwithstanding the foregoing, the last Royalty Payment of the Royalty Period shall include Royalty Payments for any Royalty Product sold during the Royalty Period for which payment has not yet been received by the Purchaser.  The Royalty Payments will be paid on a quarterly basis, within thirty (30) days of the close of each quarter, and will be made 50% in cash and 50% in VUANCE’s ordinary shares (“Royalty Shares”).  The number of Royalty Shares to be issued to the Stockholder shall be calculated on the basis of the weighted average closing price of VUANCE’s ordinary shares for the fifteen (15) trading days preceding the quarterly payment, subject to a minimum of $1.25.  The Royalty Shares will be subject to the same rights and restrictions as the Consideration Shares.  During the Royalty Period and for any period of time thereafter until the Purchaser has received payment for all Royalty Product sold during the Royalty Period, the Purchaser shall supply the Stockholder with quarterly reports of invoices and cash receipts that relate directly to the Royalty Payments.  During the Royalty Period and for one (1) year following the Royalty Period, (i) the Purchaser shall maintain complete and accurate records at its principal place of business relating to the performance of its obligations hereunder and all of the Purchaser’s sales, distribution and sales activity relating to the Royalty Products, and (ii) the Stockholder or its designated representative shall have the right, upon fifteen (15) days written notice and during normal business hours, to inspect such records to insure compliance with the Purchaser’s obligations under this Section.  In the event such audit reveals a discrepancy between the Royalty Payments paid to the Stockholder and the fees actually received by the Stockholder (the “Discrepancy”), then, Stockholder shall provide Purchaser with written notice of such Discrepancy and Purchaser shall have thirty (30) days to cure such Discrepancy from the date the written notice is received.  Notwithstanding the foregoing, in the event that any audit performed under this section reveals underpayments exceeding fifteen percent (15%) of the Royalty Payment for such quarterly period, the Purchaser shall bear the full cost of such audit.  If the audit performed under this section reveals underpayments less than fifteen percent (15%) of the Royalty Payment for such quarterly period, the Stockholder shall bear the full cost of such audit.

(d)           Collection of Receivables.  Except as set forth in Section 1.2(b), the Seller agrees that, from and after the Closing Date, the Purchaser shall have the right and authority to collect for its own account the Receivables, subject to the provisions hereof.  If the Seller shall receive payment in respect of Receivables that are included in the Assets, then the Seller shall forward such payment to the Purchaser within five (5) business days of receipt thereof.

(e)           License Back.  The Purchaser hereby grants the Seller a royalty-free, worldwide, irrevocable, sublicensable, nonexclusive license to make, have made, use, sell, have sold, import, reproduce, distribute, display, perform, create derivative work of, and digitally transmit the Intellectual Property Assets.  The Seller may retain a copy of, and the Purchaser agrees to make available for copying by the Seller during the Royalty Period, any Asset that the Seller believes is necessary to fully exercise this license.  The Seller agrees not to exercise this license unless and until (i) the Purchaser files or has filed against it a petition in bankruptcy, has a receiver appointed to handle its assets or affairs or admits that it is insolvent, or (ii) the Purchaser fails to timely pay the Cash Consideration when and if due (a “Failure of Payment”).  Notwithstanding the foregoing, in the event a Failure of Payment occurs, then the Seller shall provide the Purchaser with written notice of such Failure of Payment and the Purchaser shall have forty five (45) days to cure such Failure of Payment from the date the written notice is received (the “Cure Period”).  If the Purchaser timely makes all payments due under this Agreement or within the Cure Period specified in this Section 1.3(e), this license will expire and be of no further force or effect, and any copy of any Asset that was made by the Seller pursuant to this paragraph shall immediately be returned to the Purchaser or destroyed, in the sole discretion of the Purchaser.  If the Seller exercises the license in accordance with this Agreement, the Purchaser hereby agrees to (i) cease using the Intellectual Property Assets, (ii) not transfer the Intellectual Property Assets to any other Person and (iii) keep all Intellectual Property Assets confidential.  If for any reason the Intellectual Property Assets are transferred to a third party, the obligations and restrictions set forth in this Section 1.3(e) shall be applicable to such third party.  Notwithstanding the foregoing, this license will expire and be of no further force or effect upon the Purchaser’s payment in full of the Cash Consideration to the Seller.

(f)           VUANCE hereby guarantees the payment and performance of all of the obligations of the Purchaser set forth in Section 1.3.

1.4           Taxes.

(a)           Taxes for Sale of Assets. The Seller and Purchaser shall equally bear and pay, any sales taxes, use taxes, transfer taxes, value added, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions.

(b)           Prorations.  All personal property taxes, ad valorem obligations and similar taxes imposed on a periodic basis, in each case levied with respect to the Assets, other than transfer taxes provided for in Section 1.4(a), for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Seller and the Purchaser as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  The Seller shall be liable for the proportionate amount of such taxes that are attributable to the Pre-Closing Tax Period and the Purchaser shall be liable for the proportionate amount of such taxes that are attributable to the Post-Closing Period.  Within one hundred and eighty (180) days after the Closing, the Seller and the Purchaser shall present a reimbursement to which each is entitled under this Section 1.4(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.  Thereafter, each party shall notify the other party promptly following receipt of any bill for taxes relating to the Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly forward a copy of such bill to the other party; who shall pay the same to the appropriate taxing authority.  The party originally receiving such bill shall also remit to the other party prior to the due date of payment for its proportionate amount of such bill.  In the event that either the Seller or the Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section 1.4(b), the other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

1.5           Nonassignable Contracts and Authorizations.  To the extent that the assignment of any Contract or any license, permit, approval or qualification issued or to be issued by any government or agency or instrumentality thereof relating to the Business or the Assets, including, without limitation, the Contracts and Licenses and Permits, to be assigned to the Purchaser pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof.  The Seller shall use its best commercial efforts and at its expense, and the Purchaser shall cooperate where reasonable and appropriate, to obtain any consent necessary to any such assignment.  If any such consent is not obtained, then the Seller shall cooperate with the Purchaser in any reasonable arrangement requested by the Purchaser designed to provide to the Purchaser the benefits under any such Contract, license, permit, approval or qualification, including enforcement of any and all rights of the Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise, as long as such arrangement would not otherwise breach such Contract, license, permit, approval or qualification pursuant to its terms; provided, however that if the Purchaser receives the benefits under any such Contract, license, permit, approval or qualification pursuant to this Section 1.5, the Purchaser shall perform the Seller’s obligations, if any, set forth in such Contract, license, permit, approval or qualification.

1.6             Closing.

(a)           The closing of the sale of the Assets to and the assumption of the Assumed Liabilities by the Purchaser (the “Closing”) shall take place at the offices of Shelowitz & Associates, PLLC, at 10:00 a.m. on March 16, 2009 unless another date or place is agreed to in writing by the parties.  For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.

(b)           At the Closing:

(i)           the Seller shall execute and deliver to the Purchaser such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser and its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances;

(ii)          the Seller and the Stockholder shall execute and deliver to the Purchaser a Noncompetition Agreement in the form of Exhibit C;

(iii)         the Purchaser shall assume the Assumed Liabilities by executing and delivering to the Seller an Assumption Agreement in substantially the form of Exhibit D (the “Assumption Agreement”);

(iv)          the Purchaser will enter into an offer letter with the employees set forth on Schedule 1.2(a) on such terms and as would be negotiated and agreed by the Purchaser and such employees, including mutually agreeable provisions regarding term, base and incentive compensation and confidentiality (the “Offer Letter”).  The employees of the Seller listed on Schedule 1.2(a) shall have delivered to the Purchaser an executed Offer Letter in substantially the form of Exhibit E, which agreements shall not have been anticipatorily breached or repudiated by such employees; and

(v)           any additional documents as set forth in Section 4.5 hereof.

1.7           Purchase Price Allocation.  The Purchase Price shall be allocated as set forth in Schedule 1.7 hereto in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon the Seller and the Purchaser.  The Seller and the Purchaser acknowledge that Schedule 1.7 hereto is a correct allocation of the Purchase Price to the best of their Knowledge and belief.  The Seller and Purchaser and their Affiliates shall report and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594), and shall act, in all respects and for all purposes consistent with such allocation.  Neither the Seller nor Purchaser shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

2.	Representations and Warranties of the Seller.

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and the Stockholder, jointly and severally hereby represent and warrant, to and for the benefit of the Purchaser, as follows:

2.1           Due Organization; No Subsidiaries; Capitalization.

(a)           The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Seller is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Part 2.1 of the Disclosure Schedule.  The Seller is in good standing as a foreign corporation in each of the jurisdictions listed in Part 2.1 of the Disclosure Schedule.  Except for the equity interest it owns in the Joint Venture as set forth on Schedule 1.1(a)(xiv), the Seller does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.  The Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than “Intelli-Site Inc.” and is in possession of all Approvals.

(b)           All of the issued and outstanding equity securities of the Seller are beneficially and legally owned by the Stockholder.

2.2           Absence of Changes.  Except as set forth in Part 2.2 of the Disclosure Schedule, since December 31, 2008, the Seller has not:

a)
issued, sold, redeemed or repurchased any shares, bonds or other corporate securities or any rights, options or warrants with respect thereto (except pursuant to the conversion or exercise of convertible securities, options or warrants outstanding on the date hereof), or amended any of the terms (including without limitation the vesting of) any such convertible securities, options or warrants;

b)
split, combined or reclassified any shares of its capital stock, or declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock of Seller, whether in cash, stock or property, or any combination thereof;

c)	made any loan, advance or capital contribution to or investment in any person other than loans or advances to employees of Seller made in the Ordinary Course of Business;

d)	borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the Ordinary Course of Business;

e)	discharged or satisfied any claim or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the Ordinary Course of Business;

f)	amended its Certificate of Incorporation, By-laws or other organizational document;

g)	instituted or settled any Litigation;

h)
mortgaged or pledged any of the Assets, tangible or intangible, or subjected itself or any portion of the Assets, tangible or intangible, to any claim, except claims for current property taxes not yet due and payable;

i)	acquired or sold, assigned, transferred or otherwise disposed of any amount of tangible assets, except in the Ordinary Course of Business, or canceled any debts or claims;

j)
sold, assigned, licensed, sublicensed or transferred any intangible asset or intellectual property right, or disclosed any proprietary or confidential information to any person or entity not associated with the Seller, unless such person or entity, prior to such disclosure executed and delivered a non-disclosure agreement in favor of the Seller;

k)
suffered any non-operating loss in excess of $10,000, or aggregate non-operating losses in excess of $20,000, in either case regardless of whether in the Ordinary Course of Business or covered by insurance;

l)	waived any right of value in excess of $10,000, or aggregate rights in excess of $20,000 (including any insurance policy naming it as a beneficiary or a loss payable payee);

m)	suffered any labor trouble, or any event or condition of any character, having a Material Adverse Effect on the business or plans of the Seller;

n)	materially decreased expenditures with respect to maintenance and repairs;

o)	made any single capital expenditure or commitment therefor in excess of $10,000, or aggregate capital expenditures or commitments therefor in excess of $20,000;

p)
done any of the following: (A) entered into, adopted or amended any employee benefit plan, (B) made any grant of any severance or termination pay to any director, officer, employee or individual providing services to Seller, (C) entered into any employment, deferred compensation, change in control or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or individual providing services to Seller, (D) increased benefits payable under any existing severance or termination pay policies or employment agreements, or (E) increased compensation, bonus or other benefits payable to directors, officers, employees or individuals providing services to Seller, other than, in the case of clause (B), with respect to non-executive employees, and in the case of clause (E), in the Ordinary Course of Business;

q)	entered into any joint venture, partnership or similar arrangement;

r)
amended, modified or terminated any Contract identified on Schedule 1.1(a)(iv), other than in the Ordinary Course of Business, except for any such item that terminated in accordance with its terms, or taken any action that would constitute a violation of or default under any material Contract;

s)
changed its accounting methods, principles or practices, or revalued any of the Assets (including without limitation the writing down of the value of inventory or the writing off of notes or accounts receivable other than in the Ordinary Course of Business);

t)
taken, or failed to take, any action which could reasonably be expected to prevent, hinder or materially delay the ability of the Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party;

u)	entered into any other transaction other than in the Ordinary Course of Business or entered into any other material transaction, whether or not in the Ordinary Course of Business; or

v)	agreed in writing or otherwise to take any of the foregoing actions.

2.3           Title to Assets.  Except as set forth in Part 2.3 of the Disclosure Schedule, the Seller owns, and has good and valid title to, all of the Assets, free and clear of all Encumbrances, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rents, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.  Part 2.3 of the Disclosure Schedule identifies all of the Assets that are being leased or licensed to the Seller.  The Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller to conduct the Business as currently conducted.  In addition, the Seller is not subject to any non-competition or similar restriction on the Business.

2.4           Customers.  Part 2.4 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from its five largest customers in 2008 and 2007.  The Seller has not received any notice or other communication (in writing or otherwise) indicating that the any of the said customers may cease dealing with the Seller or may otherwise reduce the volume of business transacted by such Person with the Seller below historical levels.  Except as set forth on Part 2.4 of the Disclosure Schedule, the Seller has not received any notice or other communication (in writing or otherwise), and has no other information, indicating that any distributor of any of the Seller’s Intellectual Property Assets may cease acting as a distributor of such products or otherwise dealing with the Seller.

2.5           Equipment, Etc.  Part 2.5 of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible Assets owned by the Seller.  Each Asset (other than the Equipment) identified or required to be identified in Part 2.5 of the Disclosure Schedule:  (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put.  Except as provided in Section 2.3, Seller makes no representation or warranty concerning the condition or repair of the Equipment, such Equipment being delivered “AS IS, WHERE IS”, without any express or implied warranties whatsoever, including without limitation warranties of merchantability or fitness for a particular purpose.

2.6           Intellectual Property; Privacy.

(a)           Products and Services.  Part 2.6(a) of the Disclosure Schedule accurately identifies and describes each Seller Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Seller.

(b)           Registered IP.  Part 2.6(b) of the Disclosure Schedule accurately identifies: (a) each item of Registered IP in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (d) each Seller Product identified in Part 2.6(a) of the Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Seller Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP.  The Seller has provided to the Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(c)           Inbound Licenses.  Part 2.6(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Asset is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Seller (other than (i) agreements between the Seller and its employees in the Seller’s standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Seller Product and that is not otherwise material to the Business); and (b) whether the licenses or rights granted to the Seller in each such Contract are exclusive or non-exclusive.

(d)           Outbound Licenses.  Part 2.6(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP.  The Seller is not bound by, and no Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP anywhere in the world.

(e)           Royalty Obligations.  Part 2.6(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Seller to any other Person (other than sales commissions paid to employees according to the Seller’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Seller Product or the use of any Seller IP.

(f)           Standard Form IP Agreements.  The Seller has provided to the Purchaser a complete and accurate copy of each standard form of Seller IP Contract used by the Seller at any time since 2006, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement.  Part 2.6(f) of the Disclosure Schedule accurately identifies each Seller IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Purchaser, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Seller Product or otherwise related to the Seller’s business, research, or development.

(g)           Ownership Free and Clear.  The Seller exclusively owns all right, title, and interest to and in the Seller IP (other than Intellectual Property Rights exclusively licensed to the Seller, as identified in Part 2.6(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.6(d) of the Disclosure Schedule).  Without limiting the generality of the foregoing:

(i)           Perfection of Rights.  As of the Closing Date, all documents and instruments necessary to establish, perfect, and maintain the rights of the Seller in the Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)         Employees and Contractors.  Each Person who is or was an employee or contractor of the Seller and who is or was involved in the creation or development of any Seller Product or Seller IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Seller Product or Seller IP to the Seller and confidentiality provisions protecting the Seller IP.  No current or former shareholder, officer, director, or employee of the Seller has any claim, right (whether or not currently exercisable), or interest to or in any Seller IP.  No employee of the Seller is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Seller or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Seller.

(iii)        Government Rights.  No funding, facilities or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Seller IP.

(iv)         Protection of Proprietary Information.  The Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Seller or any Seller Product.  Without limiting the generality of the foregoing, except for those escrow agents identified in Seller’s customer agreements, no portion of the source code for any software ever owned or developed by the Seller has been disclosed or licensed to any escrow agent or other Person.

(v)          Sufficiency.  The Seller owns or otherwise has, and after the Closing the Purchaser will have, all Intellectual Property Rights needed to conduct the Business as currently conducted.

(h)           Valid and Enforceable.  All Seller IP is valid, subsisting, and enforceable.  Without limiting the generality of the foregoing:

(i)          Misuse and Inequitable Conduct.  The Seller has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Seller IP that is Registered IP.

(ii)         Trademarks.  To the Knowledge of the Seller, no trademark or trade name owned, used, or applied for by the Seller conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person.  To the Knowledge of the Seller, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Seller.

(iii)        Legal Requirements and Deadlines.  Except as set forth on Part 2.6(h)(iii) of the Disclosure Schedule, no application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Seller has been abandoned, allowed to lapse, or rejected.  Part 2.6(h)(iii) of the Disclosure Schedule accurately identifies and describes each action, filing and payment that must be taken or made within ninety (90) days after the date of this Agreement in order to maintain such item of Seller IP in full force and effect.

(iv)         Interference Proceedings and Similar Claims.  No interference, opposition, reissue, reexamination, or other Proceeding is or since 2002 has been pending or, to the best of the Seller’s Knowledge, threatened, in which the scope, validity, or enforceability of any Seller IP is being, has been, or could reasonably be expected to be contested or challenged.  To the best of the Seller’s Knowledge, there is no basis for a claim that any Seller IP is invalid or unenforceable.

(i)           Third-Party Infringement of Company IP.  To the best of the Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP.  Part 2.6(i) of the Disclosure Schedule accurately identifies (and the Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or any representative of the Seller regarding any actual, alleged, or suspected infringement or misappropriation of any Seller IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j)           Effects of This Transaction.  Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Seller IP; (b) a breach of or default under any Seller IP Contract; (c) the release, disclosure, or delivery of any Seller IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Seller IP.

(k)          No Infringement of Third Party IP Rights.  To the Knowledge of the Seller, the Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition.  To the Knowledge of the Seller, no Seller Product, and no method or process used in the manufacturing of any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person.

(l)           Infringement Claims.  No infringement, misappropriation, or similar claim or Proceeding is pending or, to the best of the Seller’s Knowledge, threatened against the Seller or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Seller with respect to such claim or Proceeding.  The Seller  has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Seller, any of its employees or agents, or any Seller Product of any Intellectual Property Rights of another Person.

(m)          Other Infringement Liability.  The Seller is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Seller’s standard forms or Seller IP Contracts).

(n)           Infringement Claims Affecting In-Licensed IP.  To the best of the Seller’s Knowledge, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Seller, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Seller Product.

(o)           Source Code.  Except for those escrow agents identified in Seller’s customer agreements, no source code for any Seller Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Seller.  The Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any other Person.

(p)           Open Source.  Part 2.6(p) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Seller Products or from which any part of any Seller Product is derived.  No Seller Product is derived from, is distributed with, or is being or was developed using Open Source Code.

(q)           The Seller has complied at all times and in all respects with all of the Seller Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data or Personal Data.

(r)           Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor the Purchaser’s possession or use of the User Data or any data or information in the Seller Databases, will result in any violation of any Seller Privacy Policy or any Legal Requirement pertaining to privacy, User Data or Personal Data.

2.7          Contracts.  The Seller has delivered to the Purchaser accurate and complete copies of all Contracts identified on Schedule 1.1(a)(iv).  Each such Contract is valid and in full force and effect and constitutes in all material respects the valid and binding obligation of the Seller and, to the Seller’s Knowledge, of each other party thereto, enforceable in accordance with its respective terms, subject to laws affecting generally the enforcement of creditor’s rights and to general principles of equity.  To its Knowledge, Seller has performed all obligations required to be performed by it prior to the Closing Date under the Contracts and is not in breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default.  Seller has not received notice of any plan or intention of any other party under any of the Contracts to exercise any right to cancel or terminate any such Contract.

(a)            The Seller has no Knowledge of any basis upon which any party to any Contract to be assumed by the Purchaser hereunder may object to (i) the assignment to the Purchaser of any right under such Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Contract.

2.8          Liabilities.  The Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

2.9          Compliance with Legal Requirements.  Except as set forth in Part 2.9 of the Disclosure Schedule: (a) the Seller is in material compliance with each Legal Requirement that is applicable to it or to the conduct of its Business or the ownership or use of any of its Assets; (b) the Seller has at all times been in full compliance with each Legal Requirement that is or was applicable to it or, to the Seller’s Knowledge, to conduct of the Business or the ownership or use of the Assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of Seller to comply with, any Legal Requirement which would materially and adversely affect Purchaser’s use of the Assets; and (d) the Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

2.10        Governmental Authorizations.  Part 2.10 of the Disclosure Schedule identifies: (a) each Governmental Authorization that is held by the Seller; and (b) each other Governmental Authorization that, to the Knowledge of the Seller, is held by any employee of the Seller and relates to the Business.  The Seller has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.10 of the Disclosure Schedule, including all renewals thereof and all amendments thereto.  Each Governmental Authorization identified or required to be identified in Part 2.10 of the Disclosure Schedule, and to the Seller’s Knowledge, is valid and in full force and effect.  Except as set forth in Part 2.10 of the Disclosure Schedule: (i) the Seller is and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.10 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.10 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.10 of the Disclosure Schedule; (iii) the Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.10 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.  The Governmental Authorizations identified in Part 2.10 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct its Business as currently conducted, and (ii) to permit the Seller to own and use the Assets in the manner in which they are currently owned and used.

2.11        Tax Matters.     Except as set forth in Part 2.11 of the Disclosure Schedule:

(a)                      The Seller has timely, completely and accurately prepared and filed all federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of the Seller that relate to the Business or the Assets, and all such Tax Returns are true, complete and correct.

(b)                      No deficiency for any Taxes relating to the Business or the Assets has been proposed, asserted or assessed either orally or in writing against the Seller that is not adequately reserved for in accordance with U.S. GAAP on the Seller Financial Statements (as defined below), nor has the Seller received any written notice of any outstanding Tax audits or inquiries relating to the Business or the Assets.

(c)                      No unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed in writing against or with respect to Seller, nor has Seller received notice of any such deficiency, delinquency or default, and there is no administrative or court proceeding or, to Seller’s Knowledge, any audit or investigation pending with respect to any liability of Seller for Taxes.

(d)                      Seller has complied with all applicable Laws relating to the payment and withholding of Taxes (including, but not limited to, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Body all amounts required to be so withheld and paid over under all applicable Laws.

(e)                      There are no Liens with respect to Taxes upon any of the Assets, other than with respect to Taxes arising in the Ordinary Course of Business and not yet due and payable.

2.12          Performance of Services.  All services that have been performed on behalf of the Seller in connection with the Business were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.  There is no claim pending or being threatened against the Seller relating to any services performed by the Seller, and, to the Knowledge of the Seller, there is no basis for the assertion of any such claim.

2.13          Related Party Transactions.  Except as set forth in Part 2.13 of the Disclosure Schedule, no Related Party has entered into, or has had any direct or indirect financial interest in, any Asset or Contract.

2.14          Proceedings; Orders.  Except as set forth in Part 2.14 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding that relates to or might affect the Business or any of the Assets.  Except as set forth in Part 2.14 of the Disclosure Schedule, to the Seller’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.  Except as set forth in Part 2.14 of the Disclosure Schedule, no Proceeding has ever been commenced by or against the Seller. The Seller has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which the Seller has access) that relate to the Proceedings identified in Part 2.14 of the Disclosure Schedule. There is no Order to which any of the Assets is subject.  To the Knowledge of the Seller, no employee of the Seller is subject to any Order that may prohibit such employee from engaging in or continuing any conduct, activity or practice relating to the Business.

2.15          Authority; Binding Nature of Agreements. Each of the Seller and the Stockholder has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by each of the Seller and the Stockholder of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller and the Stockholder.  Upon the execution of each of the Transactional Agreements at the Closing, each of such Transactional Agreements to which each of the Seller or the Stockholder is a party will constitute the legal, valid and binding obligation of the Seller or the Stockholder, as the case may be, and will be enforceable against the Seller or the Stockholder, as the case may be, in accordance with its terms.

2.16          Non-Contravention; Consents.  Except as set forth in Part 2.16 of the Disclosure Schedule, the Seller was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.  The consummation or performance of any of the Transactions will not contravene, conflict or result in a violation or default of, any Contract.

2.17          Brokers.  Except as set forth in Part 2.17 of the Disclosure Schedule, the Seller has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.18           Full Disclosure.  The Seller has provided the Purchaser with all information reasonably requested by the Purchaser in connection with its decision to purchase the Assets.  None of the Transactional Agreements contains any untrue statement of fact; and none of the Transactional Agreements omits to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

2.19           Real Property.

  (a)         Seller does not own any real property.

  (b)         No real property leases of the Seller are being conveyed.

2.20           Purchased Assets.  Except as set forth in Part 2.20  of the Disclosure Schedule, the Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets to the Purchaser without penalty or other adverse consequences.

2.21           Purchase For Investment.  The Seller is acquiring the Consideration Shares and Royalty Shares for investment for its own account and not with a view to the distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  The Seller understands that the Consideration Shares and Royalty Shares have not been registered under the Securities Act and may not be sold or transferred without such registration or an exemption therefrom.  The Seller is sufficiently experienced in financial and business matters to be capable of evaluating the risk of investment in the Consideration Shares and Royalty Shares and to make an informed decision relating thereto.  The Seller has the financial capability for making the investment in the Consideration Shares and Royalty Shares, can afford a complete loss of such investment, and such investment is a suitable one for the Seller.  The Seller is an “Accredited Investor” as defined in Regulation D under the Securities Act.  Prior to the execution and delivery of this Agreement, the Seller has had the opportunity to ask questions of and receive answers from representatives of VUANCE.

2.22         Financial Statements.

(a)           The Seller has delivered to the Purchaser (i) the unaudited Balance Sheets of Seller as of June 30, 2008 and 2007, Income Statements of the Seller for the years ended June 30, 2008 and 2007, and the Statements of Cash Flows of the Seller for the years ending June 30, 2008 and 2007, and (ii) the unaudited Balance Sheet of the Seller as of December 31, 2008, Income Statement of the Seller for the 6 months ended December 31, 2008, and the Statement of Cash Flows of the Seller for the 6 months ended December 31, 2008 (together, the “Seller Financial Statements”), all of which statements (including the notes thereto, if any) are complete and correct in all material respects and present fairly the assets, liabilities and financial position of the Seller on the date of such statements, and the results of operations and changes in the financial condition of the Seller for the periods covered thereby, subject, to normal recurring year-end adjustments (the effect of which shall not, individually or in the aggregate, have a Material Adverse Effect on the Seller) and the absence of notes.  Each of the Seller Financial Statements was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved.

(b)           Part 2.22(b) of the Disclosure Schedule contains an aged list of the Receivables as of February 28, 2009.

3.	Representations and Warranties of the Purchaser.

The Purchaser hereby represents and warrants, to and for the benefit of the Seller and the Stockholder, as follows:

3.1           Authority; Binding Nature of Agreements.  The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors.  This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

3.2           Issuance of VUANCE Shares. The Consideration Shares and the Royalty Shares, when issued and paid for in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Encumbrances other than restrictions on transfer provided for in this Agreement.

3.3           Private Placement. No registration under the Securities Act is required for the offer and sale of the Consideration Shares or the Royalty Shares by VUANCE to the Seller as contemplated hereby.  The issuance and sale of the Consideration Shares and the Royalty Shares hereunder do not contravene the rules and regulations of the Trading Market.  The issuance of the Consideration Shares and the Royalty Shares pursuant to this Agreement will not require any registration or qualification under any non-U.S. jurisdiction.

3.4           Investment Company. VUANCE is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  VUANCE shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

3.5           Listing and Maintenance Requirements. VUANCE ordinary shares are registered pursuant to 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), and VUANCE has taken no action designed to, or which to its Knowledge is likely to have the effect of, terminating the registration of VUANCE’s ordinary shares under the Exchange Act nor has VUANCE received any notification that the Securities and Exchange Commission is contemplating terminating such registration.  VUANCE has received a letter from the Trading Market notifying VUANCE that it was not in compliance with the Trading Market’s continued listing requirements under Marketplace Rule 4310(c)(3).  VUANCE has responded to the Trading Market letter accordingly, and is waiting for a response from the Trading Market thereto.

3.6           Brokers.  Other than to Oberon Securities, LLC, the Purchaser has not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

4.	Conditions Precedent to the Purchaser’s Obligation to Close.

The Purchaser’s obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions by the Seller (any of which may be waived by the Purchaser in its sole discretion, in whole or in part, in writing):

4.1           Accuracy of Representations.  All of the representations and warranties made by the Seller and the Stockholder in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement.

4.2           Performance of Obligations.

(a)           Each of the documents referred to in Section 1.6(b) shall have been executed by each of the parties thereto and delivered to the Purchaser.

(b)           All of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

4.3           Consents.  Each of the Consents identified in Part 2.16 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

4.4           No Material Adverse Effect.  There shall have been no Material Adverse Effect in the Business or the Assets since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could be expected to give rise to any such Material Adverse Effect.

4.5           Additional Documents.  The Purchaser shall have received the following documents:

(a)           each of the Ancillary Agreements to which it is a party;

(b)           a copy of the resolutions duly and validly adopted by the Seller’s board of directors and the Stockholder certified by Seller’s Secretary and Stockholder’s Secretary, respectively, authorizing and approving the execution and delivery and performance of this Agreement, the Ancillary Agreements and the other Transactional Agreements and the transactions contemplated hereby and thereby and the acts of the officers and employees of the Seller in carrying out the terms and provisions hereof;

(c)           all of the books, data, documents, instruments and other records relating to the Business referred to in Section 1.1(a)(iii) that have not been provided prior to the Closing Date;

(d)           certificates issued by the Secretary of State or other similar appropriate governmental department, as of a reasonable date prior to the Closing, as to the good standing of the Seller in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and, as to its jurisdiction of incorporation, certifying its Articles of Incorporation;

(e)           a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign the Transactional Agreements;

(f)            executed Noncompetition Agreements which agreements shall not have been anticipatorily breached or repudiated by such parties;

(g)           executed Confidentiality and Assignment of Inventions Agreements as set forth in Section 4.8; and

(h)           such other documents and instruments as the Purchaser or its counsel may reasonably request.

4.6           No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

4.7           No Prohibition.  Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, any applicable Legal Requirement or Order.

4.8           Confidentiality and Assignment of Inventions Agreements.  The former key employees of the Seller identified by the Purchaser and set forth on Schedule 4.8 hereto shall have executed and delivered to the Purchaser the Confidentiality and Assignment of Inventions Agreement in the form as set forth on Exhibit F attached hereto.

4.9           Completion of Purchaser Due Diligence Review.  The Purchaser shall have completed its due diligence investigation of the Seller and the Business with results satisfactory to the Purchaser, in its sole discretion.

4.10         Noncompete Agreements.  The Seller shall have provided the Purchaser with evidence reasonably satisfactory to the Purchaser that is has terminated its noncompete agreements with each of the Seller’s former employees listed on Schedule 1.2(a).

4.11         Governmental Approvals.   All approvals from Governmental Bodies required for lawful consummation of the Transactions shall have been obtained.

4.12         Joint Venture.   The Seller shall have delivered possession of all of the assets related to the Joint Venture to the Purchaser, and the Seller shall have received a waiver from Charles M. Teeter and Martha A. Teeter with regard to the right of first refusal in Section 8.1 of the operating agreement of the Joint Venture, as well as any applicable consents required to assign the Joint Venture to the Purchaser.

4.13         Schedule 1.7.  The Seller shall agree with the Purchaser on the Purchase Price allocation in Section 1.7 of this Agreement.

4.14         Delivery of Assets.    The Seller shall have delivered possession of the tangible Assets to the Purchaser, and shall have made all intangible Assets available to Purchaser.

5.	Conditions Precedent to the Obligations of Seller and Stockholder.

The Seller’s and Stockholder’s obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions by the Purchaser (any of which may be waived by the Seller and Stockholder, in whole or in part, in writing):

5.1           Accuracy of Representations.  All of the representations and warranties made by the Purchaser in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing as if made at the Closing.

5.2           Purchaser’s Performance. All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

5.3           Consideration Shares.  The Purchaser shall have delivered or caused to be delivered, the Consideration Shares as provided in Section 1.2(b).

5.4           Cash Consideration.  The Purchaser shall have delivered the Cash Consideration as provided in Section 1.2(a).

5.5           Completion of Seller Due Diligence Review.  The Seller shall have completed its due diligence investigation of the Purchaser with results satisfactory to the Seller, in its sole discretion.

5.6           No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened against the Seller, or against any Person affiliated with the Seller, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

5.7           Schedule 1.7.  The Purchaser shall agree with the Seller on the Purchase Price allocation in Section 1.7 of this Agreement.

6.	Indemnification, Etc.

6.1          Survival of Representations and Covenants.

(a)           The representations, warranties, covenants and obligations of each party to this Agreement shall survive (without limitation):  (i) the Closing and the sale of the Assets to the Purchaser; (ii) any sale or other disposition of any or all of the Assets by the Purchaser; and (iii) the dissolution of either party to this Agreement.  Except as set forth in Section 6.1(b), all of said representations, warranties, covenants and obligations shall remain in full force and effect and shall survive for a period of twenty four (24) months following the Closing.  Notwithstanding anything contained herein to the contrary, if any claims for indemnification have been asserted in good faith and in accordance with this Agreement with respect to an inaccuracy or breach of such representations, warranties, covenants and obligations prior to the end of the applicable survival period, such claims shall survive and continue in effect until final resolution of such claims.

(b)           The representations and warranties set forth in Sections 2.3, 2.11, 2.15, 3.2 and 3.3 shall survive for an unlimited period of time.

(c)           For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.

6.2           Indemnification by the Seller.

(a)           The Seller and the Stockholder, jointly and severally, shall hold harmless and indemnify the Purchaser and its shareholders, officers, directors, Affiliates, employees, agents, successors and assigns (collectively, “Purchaser Indemnitees”) from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i)           any Breach of any representation or warranty made by the Seller or the Stockholder in this Agreement;

(ii)          except as set forth in Section 7.7, any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule delivered to the Purchaser by or on behalf of the Seller or any Representative of the Seller;

(iii)        any Breach of any covenant or obligation of the Seller or the Stockholder contained in any of the Transactional Agreements;

(iv)         any Liability of the Seller or of any Related Party of the Seller, other than the Assumed Liabilities; or

(v)          any claim made against the Purchaser or other Liability arising out of conduct of the Business or the ownership or operation of the Assets prior to the Closing, that results in the imposition on the Purchaser of any Liability of the Seller other than the Assumed Liabilities; provided, however, that this Section 6.2(a)(iv) shall not apply to the extent that the Purchaser seeks indemnification for its own conduct of the Business or its ownership or operation of the Assets after the Closing.

(b)           Except in the case of the Seller’s Breach of the representations and warranties in Sections 2.3, 2.11 and 2.15, the Seller’s indemnification obligation for Damages shall be limited, in the aggregate, to an amount equal to the aggregate Purchase Price actually paid by the Purchaser.  Any amounts payable by the Seller pursuant to this Section 6.2 shall be paid by the pro-rata return of the Cash Consideration, the Consideration Shares and the Royalty Shares to the Purchaser.  The portion of the amounts payable in the Consideration Shares and the Royalty Shares shall be paid at a per share price equal to the weighted average closing price of VUANCE’s ordinary shares for the fifteen (15) trading days preceding such payment, subject to a minimum of $1.25

6.3          Indemnification by the Purchaser.

(a)           The Purchaser shall hold harmless and indemnify the Seller and its shareholders, officers, directors, Affiliates, employees, agents, successors and assigns (collectively, “Seller Indemnitees”) from and against, and shall compensate and reimburse each of the Seller Indemnitees for any Damages arising from or in connection with (regardless of whether or not such Damages relate to any third-party claim):

(i)           any Breach of any representation or warranty made by the Purchaser in this Agreement;

(ii)          any Breach of any covenant or obligation of the Purchaser contained in any of the Transactional Agreements;

(iii)         any Liability of the Purchaser or of any Related Party of the Purchaser, other than the Retained Liabilities; or

(iv)          any claim made against the Seller or other Liability arising out of conduct of the Business or the ownership or operation of the Assets following the Closing, that results in the imposition on the Seller of any Liability of the Purchaser other than the Excluded Liabilities; provided, however, that this Section 6.3(a)(iv) shall not apply to the extent that the Seller seeks indemnification for its own conduct of the Business or its ownership or operation of the Assets prior to the Closing.

(b)           Except in the case of willful or intentional misrepresentation or fraud by the Purchaser, and except as set forth in Section 6.3(a)(ii) and 6.3(a)(iii) above (to the extent such Proceeding relates to a Breach referred to in Section 6.3(a)( ii) above), the total amount of the indemnity payments that the Purchaser may be required to make under or in connection with this Agreement will be limited in the aggregate to $250,000.

(c)           VUANCE hereby guarantees the payment and performance of all of the obligations of the Purchaser set forth in Section 6.

6.4           Setoff.

(a)           In addition to any rights of setoff or other rights that the Purchaser or any of the other Purchaser Indemnitees may have at common law or otherwise, the Purchaser shall have the right to withhold and deduct any sum that may be owed to any Purchaser Indemnitee under this Section 6 from any amount otherwise payable by any Purchaser Indemnitee to the Seller or the Stockholder.  The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

(b)           In addition to any rights of setoff or other rights that the Seller or any of the other Seller Indemnitees may have at common law or otherwise, the Seller shall have the right to withhold and deduct any sum that may be owed to any Seller Indemnitee under this Section 6 from any amount otherwise payable by any Seller Indemnitee to the Purchaer.  The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

6.5           Exclusivity of Remedies; Limitation of Damages.  Except as specifically set forth in this Section 6 or elsewhere in this Agreement, from and after the Closing, the sole and exclusive remedy of any Purchaser Indemnitee or Seller Indemnitee for any Damages with respect to any and all claims arising out of or in connection with the Transactions shall be pursuant and subject to the provisions set forth in this Section 6.  No indemnified party shall be entitled to recover from the indemnifying party any incidental, consequential, special or punitive damages; provided that any incidental, consequential, special or punitive damages actually recovered by a third party from an indemnified party entitled to indemnification under this Section 6 shall be included in the losses recoverable by such indemnified party.

6.6           Notice of Claim.  Upon obtaining Knowledge of facts giving rise to a claim for indemnity, the indemnified party shall promptly notify the indemnifying party in writing of the facts giving rise to such claim.  Such notice shall contain a brief description of the nature and estimated amount of any claim for indemnification.

6.7           Defense of Third Party Claims.  With respect to any claim or demand set forth in a notice of claim relating to a third party claim, the indemnifying party may defend (in good faith and at its expense) any such claim or demand, and the indemnified party (at its expense) shall have the right to participate in the defense of any such claim.  So long as the indemnifying party is defending such claim in good faith, the indemnified party shall not settle or compromise such third party claim.  If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

6.8           Exercise of Remedies by Purchaser Indemnitees other than the Purchaser.  No Purchaser Indemnitee (other than the Purchaser or any of its successors or assigns) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any of its successors or assigns) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

7.             Certain Covenants.

7.1           Further Actions.  From and after the Closing Date, each party shall execute and deliver such documents and take such other actions which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting the Purchaser in possession and control of all of the Assets, except for Sellers Receivables existing as of the Closing Date that are at least 90 days in arrears and listed on Schedule 1.1(b)(iii).  Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller and that are included in, or that represent payment of receivables included in, the Assets.  Except with regard to Seller’s Receivables set forth on Schedule 1.1(b)(iii), the Seller: (a) hereby irrevocably authorizes the Purchaser, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument that is made payable to the Seller and that represents funds included in, or that represents the payment of any receivable included in, the Assets; and (b) hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Assets, or (iii) otherwise carrying out or facilitating any of the Transactions.  The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.  From and after the Closing Date, the Purchaser shall reasonably cooperate with the Seller to assist the Seller with the collection of the Seller’s Receivables set forth on Schedule 1.1(b)(iii).

7.2           Publicity; Confidentiality.  Each party shall ensure that, on and at all times after the date of this Agreement: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated without the other party’s prior written consent (except as otherwise required by law or regulation); (b) each party continues to keep the terms of this Agreement and the other Transactional Agreements strictly confidential; and (c) each party keeps strictly confidential, and does not disclose to any other Person, any non-public document or other information that relates directly or indirectly to the business of the Seller, the Stockholder, the Purchaser or any Affiliate of the Seller, the Stockholder or the Purchaser.

7.3           Lock-Up.

(a)           Other than as set forth herein, the Stockholder will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Seller or any Affiliate of the Seller or any person in privity with the Seller or any Affiliate of the Seller), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to, any Consideration Shares or Royalty Shares beneficially owned, held or hereafter acquired by the Stockholder.  Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  The prohibition under this Section 7.3 shall not apply to a transfer by the Stockholder of the Consideration Shares or the Royalty Shares to RENN Capital Group, Renaissance Capital Growth & Income Fund, III, Renaissance US Growth Investment Trust PLC, Global Special Opportunities Trust PLC, Premier RENN U.S. Entrepreneurial Fund Limited, Russell Cleveland, or to other entities controlled by Russell Cleveland (each, a “Permitted Transferee”), provided that the such Permitted Transferee(s) agree to be subject to the terms and conditions as set forth in this Section 7.3, Section 7.4 and Section 7.5.  The Stockholder and, if transferred pursuant to the terms and conditions set forth herein, each Permitted Transferee, agree to execute a Share Issuance and Lockup Agreement, in the form attached hereto as Exhibit G, with (i) prohibitions identical to those contained in Section 7.3, (ii) piggyback registration rights identical to those contained in Section 7.4, and (iii) rights of first refusal  identical to those contained in Section 7.5 of this Agreement, and that such Persons represent that they are “accredited investors” as such term is defined under Rule 501 under the Securities Act.  The Stockholder acknowledges and agrees that VUANCE will impose irrevocable stop-transfer instructions preventing its transfer agent from effecting any actions in violation of this Section 7.3.

(b)           The restrictions on the transfer of the Consideration Shares and the Royalty Shares set forth in Section 7.3(a) will expire in eight equal installments, commencing with the end of the first calendar quarter following the Closing Date and each of the seven following calendar quarters thereafter.  If any Consideration Shares or Royalty Shares are issued after the last day of the eighth calendar quarter following the Closing Date, such shares shall not be subject to any transfer restrictions set forth in Section 7.3(a).

(c)           Following expiration of the restrictions under Section 7.3(a) pursuant to Section 7.3(b), the Consideration Shares and the Royalty Shares may be transferred in accordance with the limitations under Rule 144 under the Securities Act, provided that in no event may the Stockholder transfer any of such Consideration Shares to any of its shareholders or creditors, except as otherwise provided herein.

7.4           Piggyback Registration Rights.  If at any time or times after the Closing, VUANCE shall seek to register any of its ordinary shares under the Securities Act for sale to the public for its own account or on the account of others (except with respect to registration statements on Form S-4, Form S-8 or another form not available for registering the Consideration Shares or the Royalty Shares for sale to the public), the Purchaser shall cause VUANCE to promptly give written notice thereof to the holder(s) of the Consideration Shares and the Royalty Shares. If within twenty (20) days after their receipt of such notice the Stockholder requests the inclusion of some or all of the Consideration Shares or the Royalty Shares owned by it in such registration, the Purchaser shall cause VUANCE to use its reasonable best efforts to effect the registration under the Securities Act of such shares.  In the case of the registration of ordinary shares by VUANCE in connection with any underwritten public offering to which this Section 7.4 applies, if the underwriter(s) determines that reasonable and customary marketing factors require a limitation on the number of ordinary shares of VUANCE to be offered, then VUANCE shall not be required to register the Consideration Shares and the Royalty Shares in excess of the amount, if any, of ordinary shares which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in addition to any amount to be registered for the account of VUANCE.

7.5           Right of First Refusal.  To the extent that and as long as the Consideration Shares or Royalty Shares remain subject to the restrictions set forth in Section 7.3(a), (i) in the event the Stockholder wishes to sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) any or all of the Consideration Shares or Royalty Shares in a private transaction (outside the Trading Market) (a “Voluntary Sale”) or (ii) upon the occurrence of any sale by the Stockholder of such shares due to the Stockholder's bankruptcy, insolvency or otherwise by operation of law (together with a Voluntary Sale, a “Sale”), the Purchaser or its Affiliates will have the right to purchase all (but not less than all) the Consideration Shares and the Royalty Shares subject to such Sale on the following terms and conditions:

(a)           The Stockholder will give the Purchaser prompt written notice (the “Sale Notice”) of any pending Sale and the Purchaser or its Affiliates will have ten (10) days to elect to purchase such shares.  The purchase of the Consideration Shares and the Royalty Shares held by the Stockholder must occur within five (5) Business Days of such election at a purchase price per share equal to the average closing price of VUANCE's ordinary shares on the Trading Market for the fifteen (15) trading days prior to the purchase date.  The purchase price for shares acquired pursuant to this Section 7.5(a) must be paid in immediately available funds.

(b)           This Section 7.5 shall not apply to any transfers by the Stockholder of the Consideration Shares or the Royalty Shares to a Permitted Transferee.  Notwithstanding the foregoing, and for avoidance of doubt, in the event the Consideration Shares or the Royalty Shares are transferred by the Stockholder pursuant to this Section 7.5 to a Permitted Transferee, then such Permitted Transferee shall be subject to the terms and conditions set forth herein with respect to the Consideration Shares and the Royalty Shares.

7.6           Access.  In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing or for any other reasonable purpose, for a period of three (3) years following the Closing, the Seller shall (i) retain all books and records of the Seller which are not transferred to the Purchaser pursuant to this Agreement and which relate to the Business for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser; and (ii) upon reasonable notice, afford the Representatives of the Purchaser, reasonable access (including the right to make photocopies at the expense of the Purchaser), during normal business hours, to such books and records.

7.7           Supplements to the Disclosure Schedule.  Between the date hereof and the Closing Date, each of the Seller and the Buyer shall, promptly upon becoming aware of any breach or violation of any of its representations, warranties, covenants or agreements contained in this Agreement, give notice to such other party with respect thereto and supplement or amend the Disclosure Schedule provided by such party (including adding new schedules if necessary) to reflect any fact, matter, circumstance or event occurring after the date of this Agreement, which, if existing or occurring prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.  Any such notification, supplement or amendment shall be effective to amend any representation or warranty, covenant or agreement of such party contained in this Agreement for purposes of the indemnification rights under Section 6, but shall not be taken into account in determining whether the conditions to the parties’ obligation to consummate the transactions contemplated hereunder contained in Section 4.1 and Section 5.1 have been fulfilled.

7.8           Reporting Status.  So long as the Stockholder or any subsequent transferee beneficially own an aggregate of at least 25% of the Consideration Shares and Royalty Shares purchased pursuant to this Agreement, VUANCE shall timely file (or obtain proper and timely extensions in respect thereof and file within the applicable grace period under the Exchange Act) all reports required to be filed with the Securities and Exchange Commission pursuant to the Exchange Act, and VUANCE shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination; provided, however, that the provisions of this Section 7.8 shall terminate and be of no further force and effect in the event of the acquisition of VUANCE.

7.9           Bulk Transfer Laws.      Prior to Closing, the Seller shall have complied with the requirements of all applicable bulk sale, bulk transfer or similar laws in the State of Texas.

8.             Right to Terminate.

8.1           This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)          by mutual written consent duly authorized by the parties hereto;

(b)          by either the Purchaser or the Seller if the Closing shall not have occurred on or before April 3, 2009, provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date;

(c)          by either the Purchaser or the Seller, if a Court or Governmental Body shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement;

(d)          by the Purchaser, if the Purchaser is not in material breach of its obligations under this Agreement, if at any time any of the representations and warranties of the Seller or the Stockholder herein are or become untrue or inaccurate such that Section 4.1 would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)) and such breach (if curable) has not been cured within 15 days after notice to the Seller;

(e)          by the Seller, if the Seller is not in material breach of its obligations under this Agreement, and if at any time the representations and warranties of the Purchaser herein become untrue or inaccurate such that Section 5.1 would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)), and such breach (if curable) has not been cured within 15 days after notice to the Purchaser;

(f)          by the Purchaser if, between the date hereof and the time scheduled for the Closing: (A) an event or condition occurs that has resulted in or that may be expected to result in a Material Adverse Effect on the Seller; or (B) the Seller makes a general assignment of the Assets for the benefit of creditors, or any proceeding shall be instituted by or against the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

8.2           Effect of Termination.  Except as provided in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8, this Agreement (other than this Section 8, Section 6 and Section 9, which shall survive such termination) will forthwith become void, and there will be no liability on the part of the Purchaser, on the other hand, or the Seller and the Stockholder, on the other hand, or any of their respective officers or directors (as the case may be), to the other parties, and all rights and obligations of any party hereto will cease, provided, that nothing contained in this Section 8.2 shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement which occurred prior to termination of this Agreement in accordance with its terms.

9.             Miscellaneous Provisions.

9.1           Survival. Each party’s obligations and liability under this Agreement and the other Transactional Agreements shall not be limited in any way by (i) the dissolution or insolvency of, or the appointment of any receiver, conservator or liquidator for, or the commencement of any bankruptcy, reorganization, moratorium, arrangement or other proceeding by, against or with respect to, such party; (iii) any merger or consolidation of such party with or into any other Entity; or (iv) any failure on the part of such party to exercise any right or assert any claim against the other party.

9.2           Attorneys’ Fees.  If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against either party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.3           Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Seller:

Intelli-Site Ltd.
2009 Chenault Drive, Suite 110
Carrollton, Texas 75006
Facsimile:  972-401-0444
Attention: President

if to the Purchaser:

VUANCE, Inc.
2010 Corporate Ridge  Suite 700
McLean, VA 22102-7838
Facsimile: 917-591-2105
Attention: President

9.4           Time of the Essence.  Time is of the essence of this Agreement.

9.5           Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.6           Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

9.7           Governing Law.   This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Texas (without giving effect to principles of conflicts of laws).  Any legal action brought to enforce or construe this Agreement shall be brought in the courts located in the State of Texas, and the Purchaser and the Seller hereby agree to the jurisdiction of such courts and agree that they will not invoke the doctrine of forum non-conveniens or other similar defenses.

9.8           Successors and Assigns; Parties in Interest.

(a)           This Agreement shall be binding upon:  the Seller and its successors and assigns (if any) and the Purchaser and its successors and assigns (if any).  This Agreement shall inure to the benefit of the Seller, the Purchaser, the other Seller Indemnitees and Purchaser Indemnitees and the respective successors and assigns (if any) of the foregoing.

(b)           The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 6) in whole or in part, to any other Person whose total shareholders’ equity is equal to or greater than the Purchaser, without obtaining the consent or approval of any other Person.  No such assignment shall relieve the Purchaser or VUANCE of its obligations hereunder.  The Seller shall not be permitted to assign any of his or its rights or delegate any of his or its obligations under this Agreement without the Purchaser’s prior written consent.

(c)           Except for the provisions of Section 6 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any).

9.9           Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  In the event of any Breach or threatened Breach by a party of any covenant, obligation or other provision set forth in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach.  Neither party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

9.10         Waiver.

(a)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.11         Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

9.12         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof.

9.13         Entire Agreement.  The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

9.14         Knowledge.  For purposes of this Agreement, the term “Knowledge” means (a) in the case of an individual, knowledge of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, and (b) in the case of a Person (other than an individual), such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

9.15         Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, brokers, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.16         Construction.

(a)           For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed and delivered as of March 6th, 2009.

SELLER:	Intelli-Site Ltd.

	By:	/s/ Giovanni M. Ulibarri

Name: Giovanni M. Ulibarri

Title: President and CEO, Secretary

PURCHASER:	VUANCE, Inc.

	By:	/s/ Eyal Tuchman

Name: Eyal Tuchman

Title: Chief Executive Officer

STOCKHOLDER:	Integrated Security Systems, Inc.

	By:	/s/ Brooks Sherman

Name: Brooks Sherman

Title: Chief Executive Officer

VUANCE LTD.	VUANCE Ltd.

	By:	/s/ Eyal Tuchman

Name: Eyal Tuchman

Title: Chief Executive Officer

Exhibit A

CERTAIN DEFINITIONS

In addition to terms defined elsewhere in the Agreement, the following terms when used in the Agreement shall have the respective meanings set forth below:

Affiliate.  "Affiliate" shall mean, with respect to a Person other than a natural Person, any Person that directly or indirectly Controls, is directly or indirectly Controlled by or is directly or indirectly under common Control with such specified Person.

Agreement.  “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Ancillary Agreements.  “Ancillary Agreements” shall mean the Bill of Sale, the Non-Competition Agreement, the Assumption Agreement, the Offer Letters, the Confidentiality and Assignment of Inventions Agreement and such additional documents as set forth in Section 4.5 of the Agreement.

Approvals.  “Approvals” shall mean all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, and approvals necessary to own, lease and operate the Seller’s properties and to carry on the Business.

Breach.  There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

Business Day.  “Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the State of Delaware.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.  “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature set forth on Schedule 1.1(a)(iv).

Control.  "Control" (including the terms “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

Damages.  “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Disclosure Schedule.  “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement and as amended from time to time pursuant to Section 7.7) delivered to the Purchaser on behalf of the Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

GAAP.  “GAAP” shall mean generally accepted accounting principles.

Governmental Authorization.  “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hardware.  “Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

Immaterial Contract.  “Immaterial Contract” shall mean any Contract that:  (a) was entered into by the Seller in the Ordinary Course of Business; (b)  has a term of less than ninety (90) days or may be terminated by the Seller (without penalty) within thirty (30) days after the delivery of a termination notice by the Seller to the other party thereto; and (b) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $5,000.

Information Systems.  “Information Systems” means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

Intellectual Property.  “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

Intelli-Site Software. "Intelli-Site Software" shall mean any Software that incorporates, uses, or is derived from the Seller IP.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability.  “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Adverse Effect.  “Material Adverse Effect” means, with respect to any Person, any fact, event, change, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), operations, results of operations, assets, liabilities or prospects of such Person.

Net Revenues. “Net Revenues” shall mean shall mean gross sales revenues and fees received by the Purchaser from sales of the Royalty Product, determined in accordance with U.S. GAAP, less (i) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; and (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Royalty Product.  In the event that the Purchaser sells a Royalty Product in combination with another one of its products (“Other Items”), the Net Revenues for purposes of royalty payments under Section 1.2(c) shall be calculated as follows:

(a)           If all Royalty Products and Other Items contained in the combination are available separately, the Net Revenues for purposes of royalty payments will be calculated by multiplying the Net Revenues of the combination by the fraction A/A+B, where A is the separately available price of all Royalty Products in the combination, and B is the separately available price for all Other Items in the combination.

(b)           If the combination includes Other Items which are not sold separately (but all Royalty Products contained in the combination are available separately), the Net Revenues for purposes of royalty payments will be calculated by multiplying the Net Revenues of the combination by A/C, where A is as defined above and C is the invoiced price of the combination.

(c)           If the Royalty Products contained in the combination are not sold separately, the parties agree to negotiate a reduction in the royalty rate to reflect the fair value that the Royalty Product attributed to the overall product sold, but in no event shall the royalty rates be reduced by greater than fifty percent (50%).

Open Source Code. “Open Source Code” shall mean any software code that is licensed under any terms (including, without limitation, any “copyleft” terms related to licenses such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) impose or could impose a requirement or condition that any Seller Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Seller to use or distribute any Seller Product.

Order.  “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business.  An action taken by or on behalf of the Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a)           such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

(b)           such action is taken in accordance with sound and prudent business practices; and

(c)           such action is not required to be authorized by the shareholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Personal Data.  “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Post-Closing Tax Period.  “Post-Closing Tax Period” shall mean the period beginning at 12:01 am EST on the day immediately following the Closing Date and continuing thereafter.

Pre-Closing Period.  “Pre-Closing Period” shall mean the period from the date of the Agreement through the Closing Date.

Pre-Closing Tax Period.  “Pre-Closing Tax Period” shall mean the period beginning with the date of incorporation of the Seller, and ending at midnight EST on the Closing Date.

Proceeding.  “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Receivables.  “Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to the Seller in connection with the Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts, notes and debts.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Related Party.  Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Royalty Products. "Royalty Products" shall mean MASC products and any other products that incorporate, utilize, or are derived from the Intelli-Site Software, except for products represented by purchase orders received prior to the Closing Date but not delivered to the customer until after the Closing Date in which the customer has already purchased the Intelli-Site Software. Notwithstanding the foregoing, Royalty Products shall not include revenues received from sales of Hardware or Software purchased by Purchaser or VUANCE from third parties, which were neither designed by VUANCE, nor developed or produced solely for Purchaser or VUANCE, and resold to customers by Purchaser or VUANCE without material modification.

Seller Employee Plan.   “Seller Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (whether or not such Act is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Affiliate of the Seller for the benefit of any current or former employee, independent contractor or director of the Seller or any Affiliate of the Seller, or with respect to which the Seller or any Affiliate of the Seller has or may have any liability or obligation.

Seller IP.  “Seller IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Seller Products or methods or processes used to manufacture the Seller Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Seller that relate to the Business.

Seller IP Contract. “Seller IP Contract” shall mean any Contract to which the Seller is a party or by which the Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property developed by, with, or for the Seller.

Seller Privacy Policy. “Seller Privacy Policy” shall mean each external or internal, past or present privacy policy of the Seller, including any policy relating to (i) the privacy of users of the Seller Products or of any Seller Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

Seller Product.  “Seller Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Seller that relates to the Business.

Seller WebSite. “Seller WebSite” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Seller.

Software.  “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of Seller and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar contract.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Trading Market. “Trading Market” shall mean the NASDAQ Capital Market.

Transactional Agreements.  “Transactional Agreements” shall mean: (a) the Agreement; (b) the Noncompetition Agreement referred to in Section 1.7(b)(ii); and (c) any other agreements attached to or referenced as an Exhibit to the Agreement.

Transactions.  “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, (b) any of the Ancillary Agreements and the Schedules and Exhibits hereto and thereto, (c) the Disclosure Schedules, and (d) the other agreements, documents and instruments executed in connection herewith.

User Data.  “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Seller from users of the Seller Products or of any Seller Website.

Working Capital.  “Working Capital” shall mean all accounts receivable relating to the Business (excluding any accounts receivable set forth on Schedule 1.1(b)(iii)) plus other current assets relating to the Business (excluding assets relating to the Joint Venture) less all accounts payable relating to the Business (excluding any accounts payable set forth on Schedule 1.2(b) and any accounts payable relating to the Joint Venture) less current accrued liabilities relating to the Business.

EXHIBIT LIST

EXHIBIT A – DEFINITIONS

EXHIBIT B – FORM OF BILL OF SALE

EXHIBIT C - FORM OF NONCOMPETITION AGREEMENT

EXHIBIT D - FORM OF ASSUMPTION AGREEMENT

EXHIBIT E – FORM OF OFFER LETTER

EXHIBIT F – FORM OF CONFIDENTIALITY AND ASSIGNMENT OF INVENTIONS AGREEMENT

EXHIBIT G – FORM OF LOCKUP AGREEMENT

SCHEDULE LIST

Schedule 1.1(a)(i) – Intellectual Property

Schedule 1.1(a)(iv) - Contracts

Schedule 1.1(a)(v) – Excepted Equipment

Schedule 1.1(a)(vi) – Personal Property Leases

Schedule 1.1(a)(xiv) – Joint Venture

Schedule 1.1(b)(iii) – Seller’s Receivables

Schedule 1.2(a) – Employee Information and liabilities of the Joint Venture

Schedule 1.2(b) – Accounts Payable

Schedule 1.7 – Purchase Price Allocation

Schedule 4.8 – Former Key Employees